Exhibit 99.1

FOR IMMEDIATE RELEASE

MARVEL COMPLETES $100 MILLION SHARE REPURCHASE PROGRAM

AND BOARD APPROVES ADDITIONAL $100 MILLION AUTHORIZATION

New York, New York – June 5, 2006 -- Marvel Entertainment, Inc. (NYSE: MVL), a global character-based entertainment and licensing company, announced today that it has repurchased the full $100 million in common stock under its May 2006 authorization and that its Board of Directors has authorized an additional $100 million to be used for the repurchase of the company’s common stock.

Pursuant to the authorization, Marvel may purchase shares from time to time through May 31, 2007 in the open market or through privately negotiated transactions. Purchases will be funded from working capital or from borrowings. Marvel has no obligation to repurchase shares under the authorization, and the timing, actual number and value of shares to be purchased will depend on many factors, including the performance of Marvel’s stock price, its cash flow and market conditions. Marvel’s Vice Chairman, CEO and the company’s largest shareholder, Isaac Perlmutter, has agreed to not sell any shares while the repurchase program is in place.

Marvel’s Chairman, Morton Handel, commented, “Given our continued confidence in Marvel's ability to generate strong levels of free cash flow as well as the modest capital needs of our unique business model, the Board continues to believe that share repurchases are an excellent use of capital that should enhance shareholder value over the long-term.

“Since the commencement of our share repurchase programs in July 2004, Marvel has repurchased 33.4 million shares for an aggregate purchase price of $600 million, or approximately $17.95 per share. Our common stock repurchases have reduced Marvel’s weighted average diluted shares outstanding to approximately 85.0 million shares, providing what we believe is an important and recurring benefit to our shareholders.”

About Marvel Entertainment, Inc.

With a library of over 5,000 characters, Marvel Entertainment, Inc. is one of the world's most prominent character-based entertainment companies. Marvel's operations are focused on utilizing its character franchises in licensing, entertainment, publishing and toys. Areas of emphasis include feature films, DVD/home video, consumer products, video games, action figures and role-playing toys, television and promotions. Rooted in the creative success of over sixty years of comic book publishing, Marvel's strategy is to leverage its character franchises in a growing array of opportunities around the world.

Except for any historical information that they contain, the statements in this news release regarding Marvel's plans are forward-looking statements that are subject to certain risks and uncertainties, including a decrease in the level of media exposure or popularity of Marvel's characters, financial difficulties of Marvel's licensees, changing consumer preferences, delays and cancellations of movies and television productions based on Marvel characters, transition difficulties between licensees, toy-production delays or shortfalls, continued concentration of toy retailers, toy inventory risk, significant appreciation of Chinese currency against other currencies and the imposition of quotas or tariffs on products manufactured in China.

Marvel Entertainment, Inc. 6/5/06	page 2 of 2

In addition, in connection with Marvel’s studio operations, including those related to the slate of feature films Marvel plans to produce on its own with proceeds from its $525 million film slate facility (the “Film Facility”), the following factors, among others, could cause Marvel’s or Marvel Studios’ financial performance to differ materially from that expressed in any forward-looking statements: (i) Marvel Studios’ potential inability to attract and retain creative talent, (ii) the potential lack of popularity of Marvel’s films, (iii) the expense associated with producing films, (iv) union activity which could interrupt film production, (v) that Marvel Studios has not, in the past, produced film projects on its own, (vi) changes or disruptions in the way films are distributed, including a decline in the profitability of the DVD market, (vii) piracy of films and related products, (viii) Marvel Studios’ dependence on a single distributor, (ix) that Marvel will depend on its distributor for the implementation of internal controls related to the accounting of film-production activities, (x) Marvel’s potential inability to meet the conditions necessary for an initial funding of a film under the Film Facility, (xi) Marvel’s potential inability to obtain financing to make more than four films if certain tests related to the economic performance of the film slate are not satisfied (specifically, an interim asset test and a foreign pre-sales test) and (xii) fluctuations in reported income or loss related to the accounting of film-production activities.

These and other risks and uncertainties are described in Marvel's filings with the Securities and Exchange Commission, including Marvel's Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Marvel assumes no obligation to publicly update or revise any forward-looking statements.

Contact:

Company	Investor Relations
Matt Finick – SVP Corporate Development	David Collins, Richard Land
Marvel Entertainment, Inc.	Jaffoni & Collins
212/576-4035	212/835-8500
mfinick@Marvel.com	mvl@jcir.com

# # #